Exhibit 99.1

ENTEROMEDICS ANNOUNCES ACQUISITION OF RESHAPE MEDICAL

Acquisition Adds Approved, Revenue-Generating Balloon Technology for Obesity

Conference Call and Webcast Today at 11am ET

1-800-860-2442 for domestic callers or 412-858-4600 for international callers

St. Paul, Minnesota October 3, 2017 — EnteroMedics Inc. (NASDAQ:ETRM), a developer of minimally invasive medical devices to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced that it has acquired ReShape Medical, Inc., a privately-held medical technology company that develops, manufactures and markets the ReShape Dual Weight Loss Balloon®, an FDA-approved, minimally invasive intragastric balloon designed to treat obesity patients with a body mass index (BMI) between 30 and 40, with one or more related comorbid conditions.

“We are pleased to announce this significant transaction, which adds a new minimally invasive, revenue-generating technology to the EnteroMedics portfolio,” said Dan Gladney, President, Chief Executive Officer and Chairman of the Board of EnteroMedics.  “The acquisition of the ReShape Dual Weight Loss Balloon, which complements our existing products with a non-surgical weight loss solution, expands our addressable market and gives us yet another touch point along the continuum of care in obesity. “

“EnteroMedics and ReShape Medical are two innovative companies that share a strong strategic focus on providing proprietary, patient-friendly technologies to address the global obesity epidemic,” continued Gladney, “We look forward to combining the complementary expertise and capabilities of both companies for the benefit of our customers, patients, employees and stockholders.”

Under the terms of the agreement, the consideration paid by EnteroMedics for ReShape Medical consists of 2,356,729 shares of common stock, 187,772 shares of series C convertible preferred stock (which will be convertible into 18,777,200 shares of common stock upon the receipt of the required approval of EnteroMedics’ stockholders under NASDAQ rules), and approximately $5.0 million in cash, which amount will be immediately used to pay ReShape Medical’s outstanding senior secured indebtedness and certain transaction expenses of ReShape Medical.  EnteroMedics agreed to hold a special meeting of its stockholders by December 31, 2017 to seek the required approval of the conversion of the series C convertible preferred stock into shares of common stock.

Dan Gladney will continue as President, Chief Executive Officer and Chairman of the Board of EnteroMedics. EnteroMedics has agreed to add two designees of ReShape Medical to the Board of Directors of EnteroMedics. Michael Y. Mashaal, M.D. has joined the Board effective as of the closing of the acquisition and one additional ReShape Medical designee will be added at a later date.

Conference Call and Webcast

EnteroMedics’ management team will host a conference call beginning today at 11:00am ET to discuss its acquisition of ReShape Medical. Individuals interested in listening to the conference call may do so by dialing 1-800-860-2442 for domestic callers or 1-412-858-4600 for international callers. To listen to a live webcast or a replay, please visit the investor relations section of the EnteroMedics website at www.enteromedics.com.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by an FDA-approved pacemaker-like device called the vBloc® System, is designed to help patients feel full and eat less by intermittently blocking hunger signals on the vagus nerve. EnteroMedics acquired the Gastric Vest System™ through its acquisition of BarioSurg, Inc. in May 2017.

About ReShape Medical Inc.

Driven by a passion to address the worldwide obesity epidemic, ReShape Medical developed the first and only gastric balloon of its kind to be approved by the U.S. Food and Drug Administration. The ReShape Integrated Dual Balloon System involves a non-surgical weight loss procedure that uses advanced balloon technology designed to help people with a 30-40 Body Mass Index (BMI), and at least one co-morbidity, lose weight. The ReShape Procedure provides a new option for individuals who have not succeeded at diet and exercise alone, and do not want or do not qualify for bariatric surgery. Two connected balloons are placed into the stomach during a short, outpatient endoscopic procedure. The balloons remain in the stomach for six months and are then removed. During balloon treatment, and for six more months following removal of the balloons, the patient receives nutritional counseling and access to exclusive tools to help them achieve their weight loss goals. The ReShape Procedure was approved by the U.S. Food and Drug Administration in July of 2015 and has been available in Europe since 2011.

Important Information

EnteroMedics intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (the “SEC”) to obtain approval from EnteroMedics’ stockholders of the conversion of the series C convertible preferred stock issued in connection with the acquisition of ReShape Medical into shares of EnteroMedics common stock (the “Stockholder Approval”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE STOCKHOLDER APPROVAL. The proxy statement, any amendments or supplements to the proxy statement and other relevant documents filed by EnteroMedics with the SEC will be available free of charge through the web site maintained by the SEC at www.sec.gov or by calling the SEC at telephone number 1-800-SEC-0330. Free copies of these documents may also be obtained from EnteroMedics’ website at www.enteromedics.com or by writing to: EnteroMedics Inc., 2800 Patton Road, St. Paul, Minnesota 55113, Attention: Investor Relations.

EnteroMedics and its directors and executive officers are deemed to be participants in the solicitation of proxies from the stockholders of EnteroMedics in connection with the Stockholder Approval. Information regarding EnteroMedics’ directors and executive officers is included in EnteroMedics’ definitive proxy statement for its 2017 annual meeting of stockholders held on June 1, 2017, which was filed with the SEC on April 27, 2017.

Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed in connection with the Stockholder Approval.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by the use of words such as expect,” “plan,” “anticipate,” “could,” “may,” “intend,” “will,” “continue,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this release include statements about the benefits of the acquisition and the combined company’s plans, objectives, expectations and intentions with respect to future operations, products and services. These forward-looking statements are based on the current expectations of our management and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Applicable risks and uncertainties related to the acquisition include, but are not limited to, the following: the acquisition may involve unexpected costs or liabilities; the ability to recognize benefits of the acquisition; and risks that the merger disrupts current plans and operations. Additional risks and uncertainties include, among others: our limited history of operations; our losses since inception and for the foreseeable future; our limited commercial sales experience with our vBloc® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; the competitive industry in which we operate; our ability to maintain compliance with the Nasdaq continued listing requirements; our ability to commercialize our vBloc® System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our vBloc® System; physician adoption of our vBloc® System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; the cost and management time of operating a public company; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in Exhibit 99.3 of our current report on Form 8-K filed July 26, 2017. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Investor Contact:

Scott Youngstrom
Chief Financial Officer

EnteroMedics, Inc.
651-634-3011

syoungstrom@vbloc.com

or

Gilmartin Group

Debbie Kaster, 415-937-5403

Investor Relations
debbie@gilmartinir.com